STORAGE ALLIANCE
LinkPortTM Application Hosting Services Agreement

The Customer and Storage Alliance Inc. (hereinafter referred to as "Storage Alliance") agree that Storage Alliance will perform, following receipt of appropriate credit approval for the Customer, certain services for the Customer in accordance with this Agreement, the attached Terms and Conditions and any attached schedule(s).

Billing Information
Corporate Legal Name International Datashare Corporation	Corporate Trading/Operating Name (if different)
Company Address 600, 100-4th AVE SW				Account Number IDC0001
City Calgary	Province/State Alberta	Postal/Zip Code T2P 3N2		Contract Number 2002 - 005C
Telephone (403) 515-5600	Fax (403) 515-5696	E-mail		Project Number
Contract Term (Yrs.)	1 Year
Pricing Summary Description	Location	Term Discount	Discounted Monthly Rate	Installation
Storage and Hosting Services	Tower Center Site		$250/User	$10,000.00
as per Schedule "1"

	Totals (Excluding taxes. $CDN)		Monthly Rate	Installation
			$250/User	$10,000
Comments Storage Alliance to provide Application and Data hosting services as per attached schedules. Pricing set at $250/user. Minimum number of users applies.

The attached terms and conditions, the attached site detail schedule(s) and all other attached schedules are deemed to be part of this Agreement, are enforceable and binding between Storage Alliance and the Customer, and have been read by the Customer prior to the execution of this Agreement. This Agreement is not valid until it has been signed by an Authorized agent of each party.

Storage Alliance Signatures		Customer Signatures
Representative Name (Please Print)	Telephone Number	Company Name International Datashare Corporation
Representative Signature	Representative ID Number	Authorized Signature /s/ Todd Chuckry
Storage Alliance Authorized Name Jeff Ascah	Authorized Signature /s/ Jeff Ascah		Customer Authorized Name Todd Chuckry	Telephone Number 650 8070
Title President	Date May 1, 02		Title Vice Chairman	Date

Storage Alliance Confidential